Exhibit 10.2
AMENDMENT NO. 1 TO THE
HEALTHMARKETS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
     This FIRST AMENDMENT (the “Amendment”) to the Nonqualified Stock Option Agreement effective as of June 26, 2006 (the “Effective Time”) between HealthMarkets, Inc. (the “Company”) and William J. Gedwed (“Optionee”) (the “Agreement”), is hereby adopted effective June 1, 2008, pursuant to Section 16 of the Agreement. Words and phrases used herein with initial capital letters that are not defined herein shall have the meaning provided in the Agreement.
WITNESSETH:
          WHEREAS, the Company and Optionee are parties to a Transition Services Agreement dated June 1, 2008 (the “Transition Services Agreement”);
          WHEREAS, the Company and Optionee are parties to a Stockholders Agreement dated April 5, 2006; and
          NOW THEREFORE, the Agreement is amended as follows:
I.
     Sections 1(m) and (o) are hereby amended in their entirety to read as follows:
          (m) “Termination for Cause” means the termination by the Company of Optionee’s service as a Director (as such term is defined in the Transition Services Agreement (a “Director”)) as a result of (i) the commission by Optionee of an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its affiliates or Subsidiaries, or the conviction of Optionee by a court of competent jurisdiction of, or a plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or Optionee’s ability to perform the duties required as a Director, (ii) the commission by Optionee of a material breach of any of the covenants in his Transition Services Agreement with the Company or any Subsidiary or the Stockholders Agreement, which breach has not been remedied within 30 days of the delivery to Optionee by the Board of written notice of the facts constituting the breach, and which breach if not cured, would have a material adverse effect on the Company, or (iii) the habitual and willful neglect by Optionee of any obligations under his Transition Services Agreement, including his obligations to the Company as a Director.
          (o) “Termination Without Cause” means the termination by the Company of Optionee’s service as a Director for any reason other than a Termination for Cause (other than by reason of Optionee’s death).
II.
     Section 4 is hereby amended in its entirety to read as follows:

     4. Right to Exercise. Unless terminated as hereinafter provided, the Options shall become exercisable only as follows:
     (a) The Options shall become exercisable with respect to 20% of the Time-Based Tranche (13,907 shares) on each of the first five anniversaries of the Effective Time if Optionee remains in the continuous service of the Company as a Director as of each such date.
     (b) Optionee may earn the right to exercise the option to purchase (i) 25% of the Performance-Based Tranche (17,383 shares) on the first anniversary of the Effective Time, (ii) 25% of the Performance-Based Tranche (17,383 shares) on the second anniversary of the Effective Time, (iii) 17% of the Performance-Based Tranche (11,821 shares) on the third anniversary of the Effective Time, (iv) 17% of the Performance-Based Tranche (11,821 shares) on the fourth anniversary of the Effective Time and (v) the remaining 16% of the Performance-Based Tranche (11,125 shares) on the fifth anniversary of the Effective Time, provided, however, that (A) as of each such date Optionee shall have remained in the continuous service of the Company as a Director and (B) the Company shall have achieved certain specified performance targets (including, without limitation, EBIT, net income and revenue growth) set by the Compensation Committee after consultation in good faith with the Chief Executive Officer of the Company for such year. Any shares included in the Performance-Based Tranche as to which Optionee does not earn the right to exercise the related Option Shares shall thereupon expire and terminate.
     (c) The Options shall become exercisable with respect to (i) 25% of the Tranche C Option Shares (17,384 shares) on the first anniversary of the Effective Time, (ii) 25% of the Tranche C Option Shares (17,384 shares) on the second anniversary of the Effective Time, (iii) 17% of the Tranche C Option Shares (11,821 shares) on the third anniversary of the Effective Time, (iv) 17% of the Tranche C Option Shares (11,821 shares) on the fourth anniversary of the Effective Time and (v) the remaining 16% of the Tranche C Option Shares (11,125 shares) on the fifth anniversary of the Effective Time, provided however, that as of each such date Optionee remains in the continuous service of the Company as a Director.
     (d) Notwithstanding anything in Section 4(a), 4(b) or 4(c) hereof to the contrary, provided that Optionee has executed and not revoked the Release (as such term is defined in the Transition Services Agreement), any period of time that elapses from the date of Optionee’s resignation of employment until June 26, 2008 shall be deemed to constitute “continuous service” for purposes of Sections 4(a), 4(b) and 4(c).
     (e) Notwithstanding the foregoing, the Options granted hereby shall become immediately exercisable with respect to all of the Option Shares upon the occurrence of a Change of Control, provided that Optionee remains in the continuous service of the Company as a Director until the date of the consummation of such Change of Control.
     (f) Notwithstanding anything in this Agreement to the contrary, to the extent Optionee has executed and not revoked the Release (as such term is defined in the

Transition Services Agreement) and Optionee’s service with the Company as a Director terminates for any reason, prior to June 26, 2008, the Options shall be exercisable with respect to a number of Option Shares equal to the sum of:
(i)	the total number of Option Shares that became exercisable pursuant to Sections 4(a), 4(b) and 4(c) hereof as of the date of Optionee’s termination of service as a Director; and

(ii)	the number of Option Shares that would have become exercisable under the provisions of Sections 4(a), 4(b) and 4(c) hereof if Optionee served as a Director until June 26, 2008; provided, however, that the number of Option Shares that would have become exercisable under the provisions of Section 4(b) (with respect to the Performance-Based Tranche) if Optionee had remained in the service of the Company as a Director until the first anniversary of the date of such termination of service or the date of such failure to nominate or elect will not become exercisable under this Section 4(f)(ii) if it is apparent, in the reasonable judgment of the Company, that the Company will miss the performance targets for the fiscal year in which the termination of service or failure to nominate or elect occurs.
     All other Options that remain unvested following the application of this Section 4(f) shall terminate.
     (g) Notwithstanding anything in this Agreement to the contrary, after June 26, 2008, if Optionee’s service as a Director terminates due to a Termination Without Cause by the Company or Optionee is not nominated or elected as a Director at any annual meeting of stockholders of the Company held after June 26, 2008, the Options shall be exercisable with respect to a number of Option Shares equal to the sum of:
(i)	the total number of Option Shares that became exercisable pursuant to Sections 4(a), 4(b) and 4(c) hereof as of the date of Optionee’s termination of service as a Director or the date by which Optionee is not nominated as a Director; and

(ii)	the number of Option Shares that would have become exercisable under the provisions of Sections 4(a), 4(b) and 4(c) hereof if Optionee had remained in the service of the Company as a Director until the first anniversary of the date of: (A) Optionee’s termination of service as a Director due to a Termination Without Cause by the Company (B) the annual meeting of stockholders of the Company in which Optionee was not nominated or elected as a Director; provided, however, that the number of Option Shares that would have become exercisable under the provisions of Section 4(b) (with respect to the Performance-Based Tranche) if Optionee had remained in the service of the Company until the first anniversary of the date of such termination of service or the date of such annual meeting will not become exercisable under this Section 4(g)(ii) if it is apparent, in the reasonable judgment of the Company, that the Company will miss the performance targets for the fiscal year in which the termination of service or failure to nominate occurs.
     All other Options that remain unvested following the application of this Section 4(g) shall terminate.
     (h) Optionee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to Optionee upon the exercise of all or part of the Options.
III.
          Section 7 is hereby amended in its entirety to read as follows:
     7. Termination of Agreement. The Agreement and the Options granted hereby shall terminate automatically and without further notice on the earliest of the following dates:
     (a) following Optionee’s termination of service as a Director for any reason other than Termination for Cause or following the date that Optionee is not nominated or elected as Director, the earlier of: (i) one (1) year following Optionee’s date of termination as a Director or (ii) the remaining term of the Option; provided, however, that it shall be a condition to the exercise of the Options in the event of Optionee’s death that the Person exercising the Options shall (x) have agreed in a form satisfactory to the Company to be bound by the provisions of this Agreement and the Stockholders Agreement and (y) comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Class A-1 Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable;
     (b) the date Optionee’s services as a Director terminates due to a Termination for Cause; or
     (c) Ten (10) years from the Effective Time.
     Except as expressly amended hereby, the provisions of the Agreement will remain in full force and effect.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed this the 25th day of June, 2008.

HealthMarkets, Inc.
By:
Name:
Title:

William J. Gedwed

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